Exhibit 2.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of July 19, 2017,

by and among

HYDRO ONE LIMITED,

OLYMPUS HOLDING CORP.,

OLYMPUS CORP.

and

AVISTA CORPORATION

i

TABLE OF CONTENTS (CONT’D)

ii

TABLE OF CONTENTS (CONT’D)

EXHIBITS

EXHIBIT A – Governance Requirements

EXHIBIT B – Post-Closing Matters

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2017 (this “Agreement”), is entered into by and among Hydro One Limited, a corporation organized under the laws of the Province of Ontario (“Parent”), Olympus Holding Corp., a Delaware corporation (“US Parent”), Olympus Corp., a Washington corporation and a wholly owned Subsidiary of US Parent (“Merger Sub”), and Avista Corporation, a Washington corporation (the “Company”). Defined terms used herein have the respective meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, the parties hereto intend that, at the Effective Time, Merger Sub will, in accordance with the Washington Business Corporation Act (the “WBCA”), merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the WBCA) and (c) resolved to recommend that the shareholders of the Company approve this Agreement and the plan of merger set forth in this Agreement and directed that this Agreement be submitted to the shareholders of the Company for approval at a duly held meeting of such shareholders for such purpose;

WHEREAS, the board of directors of each of Parent and US Parent has (a) determined that it is in the best interests of each of Parent and US Parent and their respective stockholders for each of Parent and US Parent to enter into this Agreement and (b) approved Parent’s and US Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the WBCA);

WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its sole shareholder for Merger Sub to enter into this Agreement, (b) adopted the plan of merger set forth in this Agreement and approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the WBCA) and (c) submitted this Agreement to US Parent, in its capacity as Merger Sub’s sole shareholder, and recommended that US Parent, in such capacity, approve this Agreement and the plan of merger set forth in this Agreement;

WHEREAS, US Parent, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the plan of merger set forth in this Agreement by written consent; and

WHEREAS, Parent, US Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, US Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall become, as a result of the Merger, an indirect, wholly owned subsidiary of Parent.

Section 1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 655 Fifteenth Street, N.W., Washington D.C. 20005 at 10:00 a.m. (local time) on the date that is three (3) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date and at such other time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company shall file with the Secretary of State of the State of Washington (the “Washington Secretary of State”) articles of merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, Section 23B.11.050(1) of the WBCA and, on or after the Closing Date, shall make all other filings or recordings required under the WBCA to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Washington Secretary of State or at such later time as is permissible under the WBCA and is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”). This Agreement together with the articles of incorporation of the Surviving Corporation shall be deemed the “plan of merger” under Chapter 11 of the WBCA and shall be filed with the Articles of Merger pursuant to Section 23B.11.050(1) of the WBCA.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the WBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, in each case as amended to date and as in effect immediately prior to the Effective Time (collectively, the “Company Charter Documents”), shall be amended as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall remain “Avista Corporation”) and any changes necessary so that they shall be in compliance with Section 5.8 and the requirements set forth on Exhibit A attached hereto) the articles of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly elected or appointed and qualified (including in accordance with Section 1.7 and Exhibit B attached hereto) or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation; provided, however, that within one (1) Business Day immediately following the Effective Time, Parent shall take, or shall cause US Parent and the Surviving Corporation to take, all such actions as are necessary to cause the board of directors of the Surviving Corporation to consist of persons determined in accordance with the requirements set forth in Exhibit B attached hereto, to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Post-Merger Operations. Parent hereby confirms that, subject to the occurrence of the Effective Time, it intends to, or intends to cause US Parent or the Surviving Corporation to, effectuate the matters set forth or described in Exhibit B attached hereto, subject to the approval requirements set forth therein.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, US Parent or Merger Sub or any holder of any shares of common stock, no par value, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub; Issuance of Common Stock by Surviving Corporation. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation. In consideration for US Parent paying, or causing to be paid the Merger Consideration as provided herein, the Surviving Corporation shall issue ten million (10,000,000) fully paid and non-assessable shares of common stock, no par value per share, of the Surviving Corporation to US Parent or as otherwise directed by US Parent.

(b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock that are owned by Parent, US Parent or Merger Sub or any of their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Dissenting Shareholder Shares and shares to be cancelled in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent solely the right to receive an amount in cash equal to $53.00 without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.2(b) (subject to any withholding of applicable Tax in accordance with Section 2.5) and any “stub period” cash dividend declared in accordance with Section 5.1(a)(iii).

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands payment of fair value of such shares pursuant to, and complies in all respects with, the provisions of Chapter 23B.13 of the WBCA (the “Dissenting Shareholder Shares”, and each shareholder holding Dissenting Shareholder Shares, a “Dissenting Shareholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such Dissenting Shareholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shareholder Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the rights set forth in Chapter 23B.13 of the WBCA), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand for payment of fair value under Chapter 23B.13 of the WBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon and subject to any applicable withholding Tax. The Company shall give Parent (i) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other written instruments served pursuant to the WBCA and received by the Company relating to shareholders’ rights to demand payment of fair value and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value under the WBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for payment of fair value or settle or offer to settle any such demands.

Section 2.2 Exchange of Certificates.

(a) Paying Agent; Investment by Paying Agent of Funds. Prior to the Effective Time, Parent shall designate a bank, trust company or nationally recognized financial institution or transfer services company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration and enter into an agreement reasonably acceptable to the Company with the Paying Agent relating to the services to be performed by the Paying Agent. Parent shall cause US Parent to and US Parent shall irrevocably deposit, or cause to be deposited (subject to Section 2.2(e)), the aggregate Merger Consideration with respect to all shares of Company Common Stock (other than Dissenting Shareholder Shares and shares to be cancelled in accordance with Section 2.1(b)) with the Paying Agent at or prior to the Effective Time. The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock and as reasonably directed by Parent (on behalf of US Parent), be invested by the Paying Agent in (i) short-term commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding

$10,000,000,000, or in mutual funds investing in such assets or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the Merger Consideration. No investment or investment losses resulting from such investment by the Paying Agent of the aggregate Merger Consideration shall relieve Parent, US Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article II, and Parent shall cause US Parent to and US Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.2(a); provided that any interest and other income retained pursuant to the preceding sentence shall be used to replace such funds prior to determining Parent’s obligation to replace or causing US Parent to replace such funds. No investment by the Paying Agent of the aggregate Merger Consideration shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, Parent agrees to make or cause to be made available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration as contemplated by this Article II without interest.

(b) Payment Procedures. As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent (on behalf of US Parent) or US Parent may direct, as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, US Parent shall be entitled to require the Paying Agent to deliver to it or as directed by it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to US Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Company Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of US Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any other provision of this Agreement, none of Parent, US Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3 Treatment of Performance Awards and RSUs.

(a) Performance Awards. At the Effective Time, each Performance Award that is outstanding immediately prior to the Effective Time (including any Performance Award with respect to which the applicable performance period has ended, but which Performance Award has not been settled) shall be cancelled and the holder thereof shall then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the Performance Award Amount, and (ii) the Merger Consideration, subject to any withholding Taxes required by Law to be withheld in accordance with Section 2.5. For purposes of this Agreement, “Performance Award Amount” means (A) with respect to any outstanding Performance Award for which the performance period has ended as of immediately prior to the Effective Time, (1) in the case of a share-settled Performance Award, the number of shares of Company Common Stock that would be delivered to the holder of such Performance Award, or (2) in the case of a cash-settled Performance Award, the number of shares of Company Common Stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such Performance Award, in each case of the foregoing clauses (1) and (2), based on the actual achievement of the performance goals applicable to such Performance Award, as reasonably determined by the Board (or a committee thereof) prior to the Effective Time, and assuming the satisfaction of all other conditions to such delivery, and (B) with respect to any outstanding Performance Award for which the performance period has not ended as of immediately prior to the Effective Time, (1) in the case of a share-settled Performance Award, the number of shares of Company Common Stock subject to such Performance Award that would be delivered to the holder of such Performance Award, or (2) in the case of a cash-settled Performance Award, the number of shares of Company Common Stock that would be deemed deliverable to the holder for purposes of calculating the cash payment due under such Performance Award, in each case of the foregoing clauses (1) and (2), based on deemed satisfaction of the performance goals applicable to such Performance Award for such incomplete performance period at the target level, and in each case, assuming the satisfaction of all other conditions to such delivery. As of the Effective Time, all Accumulated Dividends, if any, accrued but unpaid with respect to Performance Awards shall, by virtue of the Merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder.

(b) Restricted Stock Units. At the Effective Time, each RSU that is outstanding immediately prior to the Effective Time and which by its terms would vest before the calendar year or in the calendar year in which the Effective Time occurs shall be cancelled and the holder thereof shall then become entitled to receive, in full satisfaction of such holder’s rights with respect thereto, a lump-sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such cancelled RSU immediately prior to the Effective Time and (ii) the Merger Consideration. As of the Effective Time, all Accumulated Dividends, if any, accrued but unpaid with respect to such cancelled RSUs shall, by virtue of the Merger and without any action on the part of a holder thereof, automatically become fully vested and be paid to such holder. At the Effective Time, each RSU that is outstanding immediately prior to the Effective Time and which by its terms would vest in any calendar year following the calendar year in which the Effective Time occurs will be adjusted as necessary to provide that, at the Effective Time, each such RSU shall be converted into a restricted stock unit award, on the same terms and conditions as were applicable under such RSU immediately prior to the Effective Time (including with respect to vesting, treatment upon employment termination, etc.), with respect to a number of shares of common stock of Parent determined by multiplying the number of shares of Company Common Stock subject to such RSU immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole share (a “Converted RSU”), and each such Converted RSU shall not be accelerated except as provided in the original related RSU agreement issued by the Company (the “RSU Agreement”). At the Effective Time, Parent shall assume all obligations of the Company with respect to the Company Stock Plans and each outstanding Converted RSU and the RSU Agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted RSUs appropriate notices setting forth such holders’ rights, and the RSU Agreements evidencing the grants of such Converted RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger). The Converted RSUs will be settled in shares of common stock of Parent, which will not be subject to any Canadian hold period and may be resold by the holder of the Converted RSU on the TSX without any applicable U.S. restricted period having elapsed, or cash, as determined by Parent, and Parent shall take all corporate action necessary to effectuate the foregoing. Notwithstanding the foregoing, and for the purpose of clarity, it is understood by Parent, the Company and the Surviving Corporation that the Converted RSUs shall be awarded and issued under Parent’s equity-based long-term incentive compensation plan (the “Parent LTIP”). For the avoidance of doubt, the terms and conditions applicable to such Converted RSUs shall be the same as the terms and conditions set forth in the Company Stock Plans and the RSU Agreements pursuant to which such Converted RSUs were granted, notwithstanding that the Converted RSUs will be issued under the Parent LTIP.

(c) Funding. No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.3. All payments required under this Section 2.3 shall be made through the Surviving Corporation’s payroll not later than the later of (i) the first payroll date immediately following the Effective Time and (ii) five (5) Business Days following the Effective Time.

Section 2.4 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible or exchangeable therefor) shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the Merger Consideration shall be equitably adjusted; provided, however, that nothing in this Section 2.4 shall be deemed to permit or authorize any party hereto to effect any such change that such party is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.5 Withholding Taxes. Notwithstanding any provision contained herein to the contrary, Parent, US Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code, or under any applicable provision of state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (excluding any such amounts required to be withheld under Canadian federal or provincial Law as a result of Parent or any of its Subsidiaries being resident in Canada (or any province thereof) for Canadian federal or provincial Tax purposes). If Parent, US Parent, the Company, the Surviving Corporation, or the Paying Agent determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), Parent, US Parent, the Company, the Surviving Corporation, or the Paying Agent shall use commercially reasonable efforts to, prior to deducting or withholding any such amounts, notify the Person in respect of which such deduction and withholding was made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required; provided, however, that notwithstanding anything to the contrary contained herein, Parent, US Parent, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) any amounts at the time it is required to so deduct and withhold under the Code or under any applicable provision of state, local or foreign Tax Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection notwithstanding the omission of a reference or cross reference thereto) or (b) as set forth in any of the Company SEC Documents publicly available prior to the date hereof (excluding any disclosures set forth in any such Company SEC Documents under the headings “Risk Factors” or “Forward Looking Statements,” or any disclosures set forth in any such Company SEC Documents in any other sections that are predictive or primarily cautionary in nature other than historical facts included therein), the Company represents and warrants to Parent, US Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Washington and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Company Charter Documents as in effect on the date of this Agreement.

(b) Section 3.1(b)(i) of the Company Disclosure Schedule sets forth a list of the Subsidiaries of the Company and their jurisdictions of organization. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its organization, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and, except as set forth in Section 3.1(b)(ii) of the Company Disclosure Schedule, are owned directly or indirectly by the Company, free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions as are contained in the articles of incorporation, bylaws and limited liability company agreements (or any equivalent constituent documents) of such Subsidiary of the Company or for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable securities Laws. The Company has made available to Parent true and complete copies of the articles of incorporation, bylaws and limited liability agreements (or equivalent constituent documents) of each Subsidiary of the Company as in effect on the date of this Agreement.

(c) Each of the Company and its Subsidiaries has all requisite entity power and authority to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 3.1(d) of the Company Disclosure Schedule sets forth a list of the Company Joint Ventures, including the name of each entity and the Company’s percentage ownership interest thereof. The Company has made available to Parent true and complete copies of the articles of incorporation, bylaws and limited liability agreements (or equivalent constituent documents) of each Company Joint Venture as in effect on the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock (“Company Preferred Stock”). At the close of business on July 18, 2017, (a) 64,411,244 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) 109,089 shares of Company Common Stock were subject to outstanding RSUs, and (d) 493,499 shares of Company Common Stock were subject to outstanding Performance Awards, based on achievement of applicable performance criteria at target levels.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement of RSUs and Performance Awards, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except (i) as set forth in Section 3.2(b) of the Company Disclosure Schedule, (ii) as set forth in Section 3.2(a), or (iii) pursuant to the terms of this Agreement, as of the date hereof, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (A) any capital stock of the Company or any Subsidiary of the Company or any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company or (B) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, or any other obligation of the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Subsidiary of the Company (the items specified in the foregoing clauses (A) and (B), collectively, “Equity Securities”). Except pursuant to the Company Stock Plans, there are not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. No Subsidiary of the Company owns any shares of Company Common Stock. Neither the Company nor any Subsidiary of the Company is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all RSUs and Performance Awards outstanding as of the date of this Agreement, including, with respect to each such award, the holder, the grant date, and the number of shares of Company Common Stock subject thereto (assuming the target level of attainment of the applicable performance conditions).

Section 3.3 Authority; Non-contravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) determining that it is in the best interests of the Company and its shareholders for the Company to enter into this Agreement, (ii) adopting the plan of merger set forth in this Agreement and approving the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, and (iii) resolving to recommend that the shareholders of the Company approve this Agreement and the plan of merger set forth in this Agreement and directing that this Agreement be submitted to the shareholders of the Company for approval at a duly held meeting of such shareholders for such purpose (the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of, and performance by, the Company under this Agreement and the plan of merger set forth in this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company does not, and neither the consummation by the Company of the Transactions nor compliance by the Company with any of the terms or provisions hereof will, (i) assuming the Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or the organizational documents of any Subsidiary of the Company, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired or been terminated, violate any Law applicable to the Company or any of its Subsidiaries or (iii) assuming that each of the consents and notices specified in Section 3.3(b)(iii) of the Company Disclosure Schedule is obtained or given, as applicable, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or right to any payment or loss of benefit under, any Company Material Contract to which the Company or any of its Subsidiaries is a party or any Company Permit, or result in the creation of a Lien (other than any Permitted Lien), upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Governmental Approvals. Except for (a) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the NYSE in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA, (c) approvals or filings required under, and compliance with other applicable requirements of, the IPUC, MPSC, OPUC, RCA, and WUTC, (d) the FERC Approval, (e) the FCC Approval, (f) the CFIUS Approval, and (g) filings required under, and compliance with other applicable requirements of, the HSR Act (such approvals and filings described in clauses (c) through (f) of this Section 3.4, (the “Required Statutory Approvals”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, proxy statements and other documents that the Company was required to file or furnish since January 1, 2015 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements, reports and documents may have been amended since the date of their filing, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the date of the last such amendment (but only amendments prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document (but only updates, amendments, restatements or corrections prior to the date of this Agreement in the case of any Company SEC Document with a filing or effective date prior to the date of this Agreement), as of their respective dates of filing with the SEC, the consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X under the Exchange Act) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of their operations and cash flows, as of each of the dates and for the periods shown, as applicable, in conformity with GAAP.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, the Company has disclosed to its auditors and its audit committee (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect its ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(d) Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”)

(including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions or (iv) as would not reasonably be expected to have a Company Material Adverse Effect.

(e) All Regulatory Filings required to be made by the Company or any of its Subsidiaries since January 1, 2015 have been filed or furnished with the applicable Governmental Authority, and all such Regulatory Filings complied, as of their respective dates, with all applicable requirements of the applicable Laws, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes. From the Balance Sheet Date to the date of this Agreement, (a) except in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any circumstance, development, change, event, occurrence or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, Claim against the Company or any of its Subsidiaries, nor is there any Judgment imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits. The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, rulings, and Judgments of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for instances of non-compliance as would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold, and are in compliance with, all licenses, franchises, permits, certificates, approvals, variances, orders, registrations and authorizations from Governmental Authorities required by Law for the conduct of their respective businesses as they are now being conducted (collectively, “Company Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Tax Matters.

(a) Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect or as specified in the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, correct and complete; (ii) all Taxes required to have been paid by the Company or its Subsidiaries (whether or not shown to be due on such Tax Returns) have been paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved against in accordance with GAAP; (iv) no audit or other administrative or court proceeding or Claim is pending before any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received (other than in respect of any such proceeding that has been resolved); (v) each of the Company and its Subsidiaries has withheld and timely remitted to the appropriate Governmental Authority all Taxes required to be withheld from amounts owing to any employee, creditor or third party and collected and paid all sales Taxes required to be withheld and paid; (vi) neither the Company nor any Subsidiary of the Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course); (vi) neither the Company nor any Subsidiary of the Company had any liabilities for unpaid Taxes as of the Balance Sheet Date that had not been accrued or reserved on such balance sheet in accordance with GAAP; (vii) neither the Company nor any Subsidiary of the Company has any liability for Taxes of any Person (except for the Company or any Subsidiary of the Company) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or by contract; (viii) neither the Company nor any Subsidiary of the Company is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement, except for such an agreement or arrangement exclusively between or among the Company and Subsidiaries of the Company or customary Tax provisions contained in commercial agreements the principal subject matter of which is not related to Taxes; (ix) within the past three (3) years, neither the Company or any Subsidiary of the Company has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code; (x) neither the Company nor any Subsidiary of the Company has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4 in any Tax year for which the statute of limitations has not expired; (xi) there are no Liens for Taxes on any of the assets of the Company or any or Subsidiary of the Company (except for any Liens described in clause (a) of the definition of Permitted Liens); (xii) neither the Company nor any Subsidiary of the Company has any Tax rulings, requests for rulings, closing agreements or other similar agreements in effect or filed with any Governmental Authority, and (xiii) neither the Company nor any Subsidiary of the Company has received any notice from a jurisdiction in which it does not file a Tax Return that it is required to file any Tax Return or pay any Taxes in such jurisdiction. This Section 3.9 (and so much of Section 3.10 as it relates to Taxes) constitutes the sole and exclusive representation and warranty of the Company regarding Tax matters.

(b) For purposes of this Agreement: (i) “Taxes” shall mean all federal, state, local or foreign taxes, charges, imposts, levies or other assessments, including all income, gross receipts, business and occupation, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, including any interest, penalties or additions to tax imposed by any Governmental Authority in connection with any of the foregoing and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and any amendment thereof.

Section 3.10 Employee Benefits Matters.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each material Company Plan. The Company has made available to Parent copies of (i) the current plan document for each Company Plan, (ii) the most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each trust agreement relating to any Company Plan. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Plan has been maintained and is in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. There are no Claims pending or, to the Knowledge of the Company, threatened (other than claims for benefits in the ordinary course) with respect to any Company Plan that would reasonably be expected to have a Company Material Adverse Effect. All Company Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination or opinion letter from the IRS or has filed a timely application therefor, or is in the form of a pre-approved document that is the subject of a favorable opinion letter from the IRS. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(b) With respect to each Company Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) the Company, its Subsidiaries and their respective ERISA Affiliates have complied with the minimum funding requirements under Section 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no reportable event within the meaning of Section 4043 of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the PBGC under 4007 of ERISA have been timely paid, (iv) no liability under Section 4062 through 4071 of ERISA has been or is expected to be incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates (other than for premiums to the PBGC) and (v) proceedings to terminate any such Company Pension Plan have not been instituted under Sections 4041 or 4042 of ERISA except, in each case of clauses (i)—(v), as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.10(c) of the Company Disclosure Schedule lists each Multiemployer Plan. Neither the Company, nor any of its ERISA Affiliates: (i) has incurred a withdrawal (either complete or partial) (as defined in Section 4203 or 4205 of ERISA) from any Multiemployer Plan, or (ii) has incurred a decline in contributions to any Multiemployer Plan such that, if the current rate of contributions continues, a seventy-percent decline in contributions (as defined in Section 4205 of ERISA) will occur within the next three plan years except, in each case of clauses (i) or (ii), as would not be reasonably expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (A) no event has occurred or circumstance exists that constitutes the termination or insolvency of any Multiemployer Plan (within the meanings of ERISA Sections 4041A and 4245, respectively) and (B) no Multiemployer Plan is a party to any pending merger or asset or liability transfer or is subject to any Claim brought by the PBGC, except, in each case of clauses (A) and (B), as would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule or as otherwise required by this Agreement, the consummation of the Transactions alone, or in combination with another event (including any termination of employment before, on or following the Effective Time) will not, except as expressly provided in this Agreement, (i) entitle any employee of the Company to severance pay or any other termination payment or benefit or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation or benefits due to, any such employee.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, no amounts payable under the Company Plans are reasonably expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Section 3.10(e) of the Company Disclosure Schedule lists the directors, officers, employees and service providers entitled to a gross-up, or make whole or other payment as a result of the imposition of taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries.

(f) This Section 3.10 and Section 3.16 (to the extent related to pensions and employee benefits) constitute the sole and exclusive representation and warranty of the Company regarding pension and employee benefit or liabilities or obligations, or compliance with Laws relating thereto.

Section 3.11 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Company Permits required under Environmental Laws for the operation of their respective businesses, and (i) all such Company Permits are valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority unilaterally seeking to modify, revoke or terminate any such Environmental Permits in a manner that would be adverse to the Company; (b) there is no Claim relating to or arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material or alleging violation of any Company Permit) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (c) to the Company’s Knowledge, there are and have been no Releases of, or exposure to, any Hazardous Material on, at, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, that would reasonably be expected to form the basis of any such Claim against the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries have transported or arranged for the transportation of any Hazardous Materials generated by the Company or any of its Subsidiaries to any location which is listed on the National Priorities List under CERCLA, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to form the basis of any Claim against the Company or any of its Subsidiaries; and (e) neither the Company nor any of its Subsidiaries has received any written notice of, or entered into, any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations arising under Environmental Laws (including relating to or arising from the Release, threatened Release or exposure to any Hazardous Material). This Section 3.11 constitutes the sole and exclusive representation and warranty of the Company regarding environmental matters, including all matters arising under Environmental Laws.

Section 3.12 Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) (i) the conduct of the Company’s and its Subsidiaries’ business as currently conducted is not infringing or otherwise violating any Person’s Intellectual Property and (ii) there is no Claim of such infringement or other violation pending, or to the Knowledge of the Company, being threatened in writing, against the Company, and (b) (i) to the Knowledge of the Company, no Person is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries and (ii) no Claims of such infringement or other violation are pending or, to the Knowledge of the Company, being threatened in writing against any Person by the Company or any of its Subsidiaries. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company with respect to any Intellectual Property matters.

Section 3.13 Takeover Statutes. Assuming that the representations and warranties of Parent, US Parent and Merger Sub set forth in Section 4.7 are true and correct in all respects, the Transactions are not subject to the restrictions on business combinations contained in Chapter 23B.19 of the WBCA, or any other similar anti-takeover Law (each, a “Takeover Statute”) or any similar provision in the Company Charter Documents.

Section 3.14 Real Property.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has either good and marketable title in fee or a valid leasehold interest, easement or other rights to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit it to conduct its business as currently conducted, in each case free and clear of all Liens (except in all cases for Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect and except as may be limited by the Bankruptcy and Equity Exception, all leases, Rights of Way agreements or other agreements under which the Company or any of its Subsidiaries lease, access or use any real property or real property interest are valid, binding and in full force and effect against the Company or any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms, and neither the Company nor any of its Subsidiaries are in default under any of such leases, Rights of Way or other agreements.

(b) Each of the Company and its Subsidiaries has such consents, easements, rights of way, permits, licenses and other similar real property interests (collectively, “Rights of Way”) from each person as are sufficient to conduct its business as currently conducted, except for such Rights of Way the absence of which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights of Way and conducts their business in a manner that does not violate any of the Rights of Way, and no event has occurred that would result in, or after notice or lapse of time would result in, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights of Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have a Company Material Adverse Effect. All pipelines owned or operated by the Company and its Subsidiaries are subject to Rights of Way, there are no encroachments or other encumbrances on the Rights of Way that materially affect the use thereof, there are no encroachments of improvements of the Company or any of its Subsidiaries outside of the boundaries of such Rights of Way other than encroachments that have not had and would not reasonably be expected to have a Company Material Adverse Effect and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights of Way) in the Rights of Way other than gaps that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” means any Contract which is required to be filed or disclosed by the Company pursuant to the Securities Act or the Exchange Act as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where the failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Labor.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2015, no labor union or labor organization (“Union”) has been certified as the exclusive bargaining representative of any employee of the Company or its Subsidiaries. To the Knowledge of the Company, no Union is currently seeking to organize Company

Employees for the purpose of collective bargaining. Except for the CBAs as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, nor have been since January 1, 2015, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union (the “CBAs”) with respect to any of the respective employees of the Company or its Subsidiaries. There is not, nor has there been since January 1, 2015, any labor strike, lockout or work stoppage, concerted refusal to work overtime or other labor dispute, or, to the Knowledge of the Company, threat thereof, by or with respect to, any employees of the Company or its Subsidiaries, except where such strike, lockout, work stoppage, concerted refusal to work overtime or other labor dispute would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there are no Claims pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or former employee of the Company or its Subsidiaries or Union alleging violations of local, state or federal Laws relating to labor or employment practices, except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Since January 1, 2015, neither the Company nor any of its Subsidiaries has engaged in any action that required notifications under the WARN Act.

(d) Section 3.8 and Section 3.10 (in each case, to the extent related to labor and employment matters) and this Section 3.16 constitute the sole and exclusive representation and warranty of the Company regarding labor or employment matters.

Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by holders of the Company Common Stock is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 3.18 Brokers and Other Advisors. Except for BofA Merrill Lynch, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.19 Company Shareholder Approval. Assuming the accuracy of the representations and warranties of Parent, US Parent and Merger Sub set forth in Section 4.7, approval of this Agreement and the plan of merger set forth herein by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the plan of merger set forth in this Agreement and the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, US PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s, US Parent’s or Merger Sub’s covenants contained in Article V, except that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection notwithstanding the omission of a reference or cross reference thereto), Parent, US Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized and validly existing under the Laws of Province of Ontario, US Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a corporation duly organized and validly existing under the Laws of the State of Washington. Each of Parent, US Parent and Merger Sub has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing (where such a concept exists) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority; Non-contravention.

(a) Each of Parent, US Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent, US Parent and Merger Sub under this Agreement, and the consummation by Parent, US Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent, US Parent and Merger Sub (including by the Parent Board, the board of directors of US Parent and the board of directors of Merger Sub) and approved by US Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent, US Parent and Merger Sub is necessary to authorize the execution and delivery of, and performance by Parent, US Parent and Merger Sub under, this Agreement and the plan of merger set forth in this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent, US Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, US Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt or approve this Agreement and the plan of merger set forth in this Agreement and the Transactions.

(b) The execution and delivery of this Agreement by Parent, US Parent and Merger Sub do not, and neither the consummation by Parent, US Parent or Merger Sub of the Transactions, nor compliance by Parent, US Parent or Merger Sub with any of the terms or provisions hereof, will, (i) conflict with or violate any provision of the certificate of incorporation and bylaws or similar organizational documents of Parent, US Parent and Merger Sub, in each case, as in effect on the date of this Agreement or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 is obtained (and any condition precedent to any such consent, authorization or approval has been satisfied), and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired or been terminated, violate any Law applicable to Parent, US Parent, Merger Sub or any of their respective Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or right to any payment or loss of benefit under, any Contract to which Parent, US Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement, and other filings required under, and compliance with other applicable requirements of, Canadian securities laws, the Exchange Act and the rules of the NYSE and the TSX in connection with this Agreement and the Merger, (b) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) Required Statutory Approvals, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent, US Parent and Merger Sub and the consummation by Parent, US Parent and Merger Sub of the Transactions, other than as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for Moelis & Company LLC, the fees of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Merger Sub. As of the date hereof, and subject to the Restructuring, as of the Effective Time, (i) US Parent and one or more direct or indirect, wholly owned Subsidiaries of Parent will collectively own beneficially and of record all of the outstanding capital stock of Merger Sub, and (ii) a wholly owned Subsidiary of Parent owns and will own, beneficially and of record all of the outstanding capital stock of US Parent, in each case, all of which capital stock is duly authorized, validly issued, fully paid and non-assessable. US Parent, Merger Sub and any other direct or indirect, wholly owned Subsidiaries of Parent that own capital stock of Merger Sub were formed solely for the purpose of engaging in the Transactions. US Parent, Merger Sub and any other direct or indirect, wholly owned Subsidiaries of Parent that own capital stock of Merger Sub have no assets, liabilities or obligations and, since the date of their respective formations, have not engaged in any business activities or conducted any operations except, in each case, as arising from the execution of this Agreement and the performance of their covenants and agreements with respect to the Transactions.

Section 4.6 Sufficient Funds. Parent shall have, and shall cause US Parent to have, available at or prior to the Effective Time, sufficient cash and cash equivalents and other sources of immediately available funds to deliver the aggregate Merger Consideration and make the payments required under Section 2.3, and any other amounts incurred or otherwise payable by Parent, US Parent, Merger Sub or the Surviving Corporation in connection with the Transactions, with no restriction on the use of such cash for such purposes. Parent has sufficient ability to access the capital markets such that Parent shall have, and shall cause US Parent to have, the financial resources and capabilities to fully perform their obligations under this Agreement. Parent, US Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Transactions.

Section 4.7 Share Ownership. None of Parent, US Parent or Merger Sub is, individually or together with their respective “affiliates” and “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act), a “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act) of a number of shares of Company Common Stock equal to or greater than five percent (5%) of the total number of issued and outstanding shares of Company Common Stock.

Section 4.8 Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, Claims against Parent, US Parent, Merger Sub or any of their respective Subsidiaries, nor is there any Judgment imposed upon Parent, US Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent, US Parent, Merger Sub and their Affiliates, Parent, US Parent, Merger Sub and their Affiliates have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and forward-looking cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent, US Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent, US Parent and Merger Sub are familiar, that Parent, US Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and forward-looking cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or forward-looking cost-related plans), and that none of Parent, US Parent or Merger Sub has relied upon or will have any claim against the Company or any of its Subsidiaries, or any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, each of Parent, US Parent and Merger Sub hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty, express or implied, in respect of the Company, its Subsidiaries, or any of their respective assets, liabilities, businesses or operations other than the representations and warranties expressly set forth in Article III hereof or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans) and none of Parent, US Parent, Merger Sub nor any Affiliate of Parent, US Parent or Merger Sub has relied upon the accuracy or completeness of any express or implied representation, warranty, statement, or information of any nature made or provided by any Person (including in any data room, confidential information memorandum, management presentation or projections) on behalf of the Company, other than the representations and warranties expressly set forth in Article III (it being understood that Parent, US Parent, Merger Sub and any Affiliate of Parent, US Parent or Merger Sub have only relied on such express representations and warranties). Each of Parent, US Parent and Merger Sub, on its own behalf and on behalf of its Affiliates, waives all rights and claims it or they may have against the Company, any of the Company’s Subsidiaries or any of their respective Affiliates with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Company or its Subsidiaries, or any of their respective assets, liabilities, businesses or operations, except as expressly set forth in Article III (including any certificates delivered pursuant to Section 6.2(c) with respect to same) hereof.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as contemplated or permitted by this Agreement, as required by applicable Laws, as contemplated by any of the matters set forth in Section 5.1(a) of the Company Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (x) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course and to preserve intact its present lines of business, maintain its rights and franchises and preserve satisfactory relationships with Governmental Authorities, employees, customers and suppliers, and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except (A) for the issuance of any shares of Company Common Stock in settlement of RSUs and Performance Awards outstanding as of the date hereof or granted after the date hereof in accordance with Section 5.1(a)(viii) of the Company Disclosure Schedule, in each case, which are subject to settlement in accordance with their terms without regard to the Transactions, or (B) as set forth in Section 5.1(a)(i) of the Company Disclosure Schedule;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to Company Material Contracts set forth in Section 5.1(a)(ii) of the Company Disclosure Schedule in effect as of the date hereof or (B) in connection with withholding of shares of Company Common Stock to satisfy Tax obligations with respect to RSUs and Performance Awards, or acquisitions in connection with the forfeiture of RSUs and Performance Awards;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than (1) dividends paid by any Subsidiary of the Company to the Company or to any wholly owned Subsidiary of the Company, (2) quarterly cash dividends with respect to the Company Common Stock not to exceed the current annual per share dividend rate by more than $0.06 per year, with record dates and payment dates consistent with the Company’s current dividend practice, or (3) a “stub period” dividend to holders of record of Company Common Stock as of immediately prior to the Effective Time equal to the product of (x) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (y) a daily dividend rate determined by dividing the amount of the last quarterly dividend prior to the Effective Time by ninety-one (91) or (B) adjust, split, combine, subdivide or reclassify any shares of its capital stock;

(iv) incur any Indebtedness in an outstanding principal amount in excess of $250,000,000 in the aggregate, except for Indebtedness (1) incurred to replace, renew, extend, refinance or refund any existing Indebtedness in a principal amount not in excess of the principal amount of the existing Indebtedness that is the subject of such replacement, renewal, extension, refinancing or refunding, (2) for borrowed money incurred pursuant to (and up to the maximum amount permitted under) any Contract relating to Indebtedness as in effect as of the date of this Agreement or (3) among the Company and any of its wholly owned Subsidiaries or among any of such wholly owned Subsidiaries;

(v) sell, pledge, dispose of, transfer, lease, license or encumber any of its properties or assets, except (A) dispositions as to which the sales price is not in excess of $25,000,000 in the aggregate in any calendar year, (B) pursuant to a Company Material Contract in effect as of on the date of this Agreement, (C) dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries or (D) transfers among the Company and its wholly owned Subsidiaries;

(vi) make capital expenditures, except for an aggregate amount of capital expenditures in any calendar year equal to the aggregate amount budgeted in the Company’s current long term plan that was made available to Parent prior to the date hereof for such year (plus a 10% variance), excluding any acquisition expenditures permitted pursuant to Section 5.1(a)(vii);

(vii) make any acquisition (including by merger) of, or investments in, the capital stock, equity securities, membership interests or a material portion of the assets of any other Person, for consideration in excess of $25,000,000 in the aggregate in any calendar year, excluding capital expenditures permitted pursuant to Section 5.1(a)(vi);

(viii) (1) increase the compensation or benefits of any of its directors, executive officers or Company Employees (provided that payments of bonuses and other grants and awards shall be made in the ordinary course of business consistent with past practice), (2) grant to any director or Company Employee of the Company or any of its Subsidiaries any increase in change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Company Employee, or (3) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Plan, except, in each case, (A) as required pursuant to applicable Law, (B) pursuant to the terms of Company Plans or CBAs set forth on Section 3.16(a) of the Company Disclosure Schedule, or (C) for increases in salaries, wages and benefits of directors, executive officers or Company Employees made in the ordinary course of business consistent with past practice (including in connection with general merit-based increases and in connection with promotions in the ordinary course of business consistent with past practice);

(ix) establish, adopt, amend or terminate any Company Plan (or any plan that would be a Company Plan if in existence on the date hereof) except (A) as required by Law or (B) for routine, immaterial or ministerial amendments;

(x) make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary of the Company (except for immaterial or ministerial amendments);

(xii) adopt or consummate a plan or agreement of complete or partial liquidation or dissolution;

(xiii) enter into, modify or amend in any material respect, or terminate or waive any material right under, any Company Material Contract, except for (A) entry into or modification, amendment, termination or waiver of any Company Material Contract in the ordinary course of business or (B) a termination without material penalty to the Company or any of its Subsidiaries;

(xiv) settle or compromise any material Claim against the Company or any of its Subsidiaries, other than settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages by the Company or any of its Subsidiaries not exceeding $2,000,000 in the aggregate during any consecutive twelve-month period, and (B) except as contemplated by Section 5.9, with respect to any non-monetary terms and conditions therein, impose or require actions that would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole;

(xv) make or change any material Tax election, change any material method of Tax accounting, amend any material Tax Return, settle or compromise any material Tax liability, surrender any claim for a refund of material Taxes, enter into any closing agreements relating to material Taxes or grant any waiver of any statute of limitations with respect to, or any extension of any period of assessment of, any material Taxes;

(xvi) permit any material insurance policy to terminate or lapse without replacing such policy with substantially comparable coverage;

(xvii) enter into any Derivative Transactions other than in the ordinary course of business and in a manner consistent with and in compliance with hedging policies and procedures existing as of the date hereof, or materially change any of its energy price or interest rate risk management guidelines;

(xviii) enter into any new material line of business;

(xix) take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions; or

(xx) agree in writing to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent, US Parent and Merger Sub shall not, and Parent shall cause its Subsidiaries not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, or delay the consummation by Parent, US Parent or Merger Sub of the Transactions.

(c) Notwithstanding anything to the contrary herein, the Company may, and may cause any of its Subsidiaries to, take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any act of terrorism, hurricane, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development), equipment failures, outages or threat to the environment or the health or safety of natural Persons.

(d) Between the date of this Agreement and the Effective Time, the Company and its Subsidiaries (i) shall continue to make Regulatory Filings in the ordinary course of business consistent with past practice, including those filings described in Section 5.1(d) of the Company Disclosure Schedule, (ii) may respond (after reasonable consultation with Parent) to Regulatory Filings made by other parties in which the Company or one or more of its Subsidiaries is an interested party, and (iii) may take any other action contemplated by or described in any such state or federal filings or other submissions filed or submitted in connection with Regulatory Filings in the ordinary course of business; provided, however, that, without in any way limiting the rights of the Company and its Subsidiaries set forth in the foregoing clauses (i), (ii) or (iii) of this Section 5.1(d), the Company shall (A) keep Parent promptly informed of any material communications or meetings with any Governmental Authority with respect to rate cases and shall provide copies of any written communications or materials submitted to or received from any Governmental Authority in connection therewith, (B) consult with Parent and give Parent a reasonable opportunity, within the time constraints imposed in such rate cases, to comment on material written communications or materials submitted to any Governmental Authority, in each case with respect to any rate cases, which the Company shall consider in good faith, and (C) at the request of Parent, provide Parent a reasonable opportunity to participate in any material meeting or communications related thereto. Parent shall have the opportunity to review and comment on all economic aspects of any rate case filing and shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) any settlement of any rate case and rate case filing insofar as it would reasonably be expected to result in an outcome for the Surviving Corporation or any of its Subsidiaries that would be materially adverse to the Surviving Corporation or any of its Subsidiaries after the Effective Time, taking into account the requests made by the Company to the applicable Governmental Authority in connection with such rate case and the resolution of similar recent rate cases by the Company.

Section 5.2 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, but in any event within sixty (60) days, the Company shall prepare and file with the SEC the preliminary Proxy Statement, and Parent shall cooperate with the Company in the preparation of the foregoing. The Company, with Parent’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. The Company agrees that (i) except with respect to any information supplied in writing to the Company by Parent, US Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the definitive Proxy Statement to be mailed to the Company’s shareholders, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon; provided, however, that the foregoing shall not apply with respect to a Takeover Proposal, a Superior Proposal, a Company Adverse Recommendation Change or any matters relating thereto. Each of Parent, US Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law. Each of the Parent, US Parent and Merger Sub agrees that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to Parent, US Parent or Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by Parent, US Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent (or US Parent or Merger Sub, as the case may be) shall promptly notify the Company so that the Company may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company. If, at any time prior to the Effective Time, any information relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company shall file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the shareholders of the Company.

(b) The Company shall, as promptly as reasonably practicable after the date of the mailing of the definitive Proxy Statement to the Company’s shareholders, in accordance with applicable Law, the Company Charter Documents and the NYSE rules, duly give notice of, convene and hold a meeting of its shareholders to consider the approval of this Agreement and the plan of merger set forth herein and such other matters as may then be reasonably required (including any adjournment or postponement thereof, the “Company Shareholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting as necessary under applicable Law or (iv) to allow additional solicitation of votes in order to obtain the Company Shareholder Approval. Except if there has been a Company Adverse Recommendation Change in accordance with Section 5.3(d), the Company shall use its reasonable best efforts to solicit and secure the Company Shareholder Approval.

(c) Unless and until there has been a Company Adverse Recommendation Change in accordance with Section 5.3, the Company shall include the Company Board Recommendation in the Proxy Statement.

Section 5.3 No Solicitation; Change in Recommendation.

(a) The Company agrees that it shall, and shall cause its Subsidiaries and its and its Subsidiaries respective directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Except as otherwise provided in this

Agreement, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries respective directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any material non-public information in connection with, any Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited written Takeover Proposal made after the date of this Agreement and prior to the receipt of the Company Shareholder Approval, the Company, the Company Board (or a duly authorized committee thereof) and the Company’s Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and that failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that prior to engaging in any negotiations or discussions with, or furnishing any material non-public information to, any such Person or its Representatives, the Company and the Person making such Takeover Proposal shall have entered into an Acceptable Confidentiality Agreement. The Company will promptly (and in any event within the later of twenty-four (24) hours and 5:00 p.m. Pacific time on the next Business Day) notify Parent in writing of the receipt of such Takeover Proposal and the material terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal. The Company will keep Parent promptly informed in all material respects (and in any event within the later of twenty-four (24) hours and 5:00 p.m. Pacific time on the next Business Day) of material communications relating to such Takeover Proposal (including any change in the price or other material terms thereof). The Company shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify, withhold or modify in a manner adverse to Parent, or publicly propose to withdraw, change, qualify, withhold or modify in a manner adverse to Parent, the Company Board Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Takeover Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement or (D) in the event a tender offer that constitutes a Takeover Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Takeover Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after Parent so requests reaffirmation in writing (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Takeover Proposal and once for each material amendment to such Takeover Proposal) (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) cause or permit the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an Acceptable Confidentiality Agreement) constituting, or that would reasonably be expected to lead to a Takeover Proposal (a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary in this Agreement:

(i) at any time prior to obtaining the Company Shareholder Approval, if the Company has received a Superior Proposal other than as a result of a breach of this Section 5.3 (other than an immaterial breach), the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change and, solely with respect to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)(ii), if (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change in response to the receipt of such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) (1) the Company provides Parent prior written notice of its intent to make a Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change and to terminate this Agreement pursuant to Section 7.1(d)(ii), which notice shall specify the basis for such Company Adverse Recommendation Change and attach the most current draft of any Company Acquisition Agreement with respect to the Superior Proposal (or, if no such draft exists, a written summary of the material terms and conditions of such Superior Proposal) (a “Notice of Superior Proposal Recommendation Change”) (it being understood that such Notice of Superior Proposal Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change and that any change in price or material revision or amendment to the terms of such Superior Proposal shall require a new notice to which the provisions of clauses (B)(1), (2) and (3) of this Section 5.3(d)(i) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four (4) Business Days in this Section 5.3(d)(i) shall be deemed to be three (3) Business Days); (2) during such four (4) Business Day period following Parent’s receipt of the Notice of Superior Proposal Recommendation Change, if requested by Parent, the Company shall make its Representatives reasonably available to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make; and (3) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and that such Takeover Proposal still constitutes a Superior Proposal; and

(ii) at any time prior to obtaining the Company Shareholder Approval, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) (1) the Company provides Parent prior written notice of its intent to make a Company Adverse Recommendation Change at least four (4) Business Days prior to taking such action to the effect that, absent any modification to the terms and conditions of this Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change, which notice shall describe in reasonable detail the Company Intervening Event that is the basis for such Company Adverse Recommendation Change (a “Notice of Intervening Event Recommendation

Change”) (it being understood that such Notice of Intervening Event Recommendation Change shall not in itself be deemed a Company Adverse Recommendation Change); (2) during such four (4) Business Day period following Parent’s receipt of the Notice of Intervening Event Recommendation Change, if requested by Parent, the Company shall make its Representatives reasonably available to negotiate in good faith with Parent and its Representatives regarding any modifications to the terms and conditions of this Agreement that Parent proposes to make; and (3) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such a Company Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the shareholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 5.3 or (iv) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company). No disclosures under this Section 5.3(e) shall be, in themselves, a breach of Section 5.3 or a basis for Parent to terminate this Agreement pursuant to Article VII.

(f) As used in this Agreement, “Takeover Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Parent, US Parent, Merger Sub or any of their respective Affiliates) to purchase or otherwise acquire, directly or indirectly, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries) that account for 15% or more of the Company’s consolidated assets or from which 15% or more of the Company’s revenues or earnings on a consolidated basis are derived or (ii) 15% or more of the outstanding Company Common Stock pursuant to a merger, consolidation or other business combination, sale or issuance of shares of capital stock, tender offer, share exchange, recapitalization or similar transaction involving the Company, in each case other than the Merger;

(g) As used in this Agreement, “Superior Proposal” shall mean any unsolicited written Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock than the Transactions (as may be revised pursuant to Section 5.3(d)(i)), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement that the Company Board considers relevant, including the prospects for receipt of any required regulatory approvals and taking into account the agreements set forth in Section 1.6(a), Section 1.7 and Exhibit B attached hereto with respect to the Transactions; provided that for purposes of the definition of Superior Proposal, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent, US Parent and Merger Sub shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws or to Governmental Authorities with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filings to such Governmental Authorities or under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Authorities or under Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws or other applicable Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws or other applicable Laws with respect to the Transactions and (v) obtain all actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) necessary to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all applicable foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, (B) furnish as soon as practicable any additional information and documentary material that may be required or requested pursuant to the HSR Act and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party hereto agrees to (A) make or cause to be made the appropriate filings as soon as practicable with CFIUS, FCC, FERC, IPUC, MPSC, OPUC, RCA, and WUTC relating to the Merger, (B) supply as soon as practicable any additional information and documentary material that may be required or requested by CFIUS, FCC, FERC, IPUC, MPSC, OPUC, RCA, and WUTC, as applicable, in connection with the Regulatory Approvals and (C) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 5.4 as necessary to obtain any necessary approvals, clearances, consents, waivers, registrations, permits, authorizations, confirmations or other actions or non-actions from CFIUS, FCC, FERC, IPUC, MPSC, OPUC, RCA, and WUTC, as applicable, in connection with the Regulatory Approvals as soon as practicable.

(c) The Company, Parent, US Parent and Merger Sub shall, subject to applicable Law relating to the exchange of information: (i) promptly notify the other parties hereto of (and if in writing, furnish the other parties with copies of) any communication to such Person from a Governmental Authority regarding the filings and submissions described in Section 5.4(a) and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written response to any communication from a Governmental Authority regarding the filings and submissions described in Section 5.4(a), (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigations, or inquiries concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigations or inquiries concerning the Transactions without giving the other party or parties hereto prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the Company, Parent, US Parent and Merger Sub shall be permitted to redact any correspondence, filing, submission or communication prior to furnishing it to the other party or parties hereto to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the Transactions.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, Parent, US Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws or other applicable Laws that may be required by any Governmental Authority (including any Regulatory Approvals), so as to enable the parties to close the Transactions as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Parent or the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries (each a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of the Company or Parent, be conditioned upon consummation of the Transactions.

(e) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 5.4, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, Parent shall take or cause to be taken any and all action, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable (and in any event shall commence such action no later than three (3) Business Days prior to the End Date). In addition, each of the Company, Parent, US Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the Transactions as promptly as practicable and in any event no later than three (3) Business Days prior to the End Date.

(f) From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, neither Parent, US Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws (including any Regulatory Approvals) with respect to the Transactions, or would reasonably be expected to prevent or prohibit, or materially impede, interfere with or delay, obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws or other applicable Laws (including any Regulatory Approvals) with respect to the Transactions.

(g) Notwithstanding the obligations set forth in this Agreement, Parent and its Affiliates shall not be required to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) in connection with this Agreement or the Transactions, offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action), that constitutes a

Burdensome Condition. The Company shall not, and shall not permit any of its Subsidiaries to, in connection with obtaining any actions or non-actions, clearances, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority (including the Regulatory Approvals) in connection with this Agreement or the Transactions, (x) offer to agree to any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action) that would reasonably be expected to be material and adverse to Parent’s ability to obtain the Regulatory Approvals on substantially the terms that Parent reasonably expects, or (y) accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment or sanction (including any Remedial Action); provided, however, the Company and its Subsidiaries shall take any Remedial Action requested by Parent if such Remedial Action is conditioned upon the consummation of the Transactions, it being understood that the foregoing limitations on the Company and its Subsidiaries shall not in any manner impact the obligations of Parent, US Parent or Merger Sub pursuant to this Section 5.4.

(h) Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Governmental Authority alleging that such Governmental Authority’s consent is or may be required in connection with or as a condition of the Merger.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Following such initial press release, Parent and the Company shall consult with each other before issuing, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Transactions (to the extent it contains information that is different than what is contained in the initial press release) and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or requirement of, any applicable securities exchange or securities quotation system (which shall include the NYSE in the case of the Company and the TSX in the case of Parent in respect of the obligations of Parent to such exchange) (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with a Takeover Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto, (b) in connection with any dispute between the parties regarding this Agreement or the Transactions or (c) that is not inconsistent in any material respects with any prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense) during normal business hours and upon reasonable advance notice to the Company’s properties (but excluding for the conduct of Phase II environmental assessments or testing), employees, books, Contracts and records and the Company shall furnish as promptly as reasonably practicable to Parent such information concerning its business, properties, contracts, assets and liabilities of the Company as Parent may reasonably request (other than any publicly available document filed by the Company and its Subsidiaries pursuant to the requirements of federal or state securities Laws); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and its Subsidiaries or Company Joint Ventures; provided, further, (i) that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information and (ii) the conduct of such activities shall be subject to the rights and obligations of the Company referred to in the final proviso of the final sentence of Section 5.4(c) hereof. Until the Effective Time, the information provided will be subject to the terms of the confidentiality agreement, dated as of May 31, 2017 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Company shall not, and Parent and Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b) If this Agreement is terminated pursuant to Section 7.1, the Confidentiality Agreement shall automatically be deemed to be amended and restated such that (i) the “Standstill Period” for all purposes of the Confidentiality Agreement shall be the period of eighteen (18) months from the date of such termination, as if the parties hereto had never entered into this Agreement, and (ii) the other provisions of the Confidentiality Agreement shall remain in force and effect for a period of two (2) years after such termination, as if the parties hereto had never entered into this Agreement.

Section 5.7 Takeover Laws. If any Takeover Statute becomes applicable to the Transactions, the Company and the Company Board will use its reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect and (B) any indemnification agreements with an Indemnitee (but only to the extent such indemnification agreement was made available to Parent prior to the date hereof or entered into after the date hereof in compliance with Section 5.1(a)), which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, at the Effective Time, the Surviving Corporation shall, and Parent shall, and shall cause the Surviving Corporation to, cause the articles of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions covered under this Section 5.8 or the enforcement of an Indemnitee’s rights under this Section 5.8 as and when incurred to the fullest extent permitted under applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter (but only to the extent such repayment is required by applicable Law, the Company Charter Documents, the applicable organizational documents of any Subsidiary of the Company or applicable indemnification agreements).

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect coverage no less favorable than the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, none of Parent, US Parent or the Surviving Corporation shall be required to pay annual premiums in excess of 300% of the annual premium currently paid by the Company in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which Parent, US Parent or the Surviving Corporation would be required to spend during the six–year period provided for in this Section 5.8(c), that provides coverage no less favorable than the coverage described above to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company and its Subsidiaries as of the date hereof with respect to matters arising on or before the Effective Time.

(d) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives from and after the Effective Time, and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent, US Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

(e) In the event that Parent, US Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, US Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. Each of Parent and the Company shall notify the other promptly of the commencement of any shareholder litigation relating to this Agreement or the Transactions of which it has received notice (“Transaction Litigation”), and provide the other copies of any complaints and pleadings filed in connection therewith (to the extent the other is not a named party thereto). The Company shall give Parent the opportunity to participate in, but not control, and shall reasonably consult with Parent with respect to, the defense or settlement of any Transaction Litigation, and no settlement of any Transaction Litigation shall be agreed to by the Company without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.10 Section 16. Prior to the Effective Time, each of the Company, Parent, US Parent and Merger Sub shall take all such steps reasonably necessary to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) For a period of three (3) years following the Effective Time (the “Continuation Period”), Parent or its Subsidiaries shall provide, or shall cause to be provided, to each individual who is employed by the Company or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately prior to the Effective Time (each, a “Company Employee”), annual base salary or hourly rate, as applicable, annual cash bonus and long-term incentive compensation opportunities (including target bonus amounts that are payable subject to the satisfaction of performance criteria in effect immediately prior to the Effective Time) and employee benefits, in each case, that are no less favorable than such annual base salary and base wages, annual cash bonus and long-term incentive compensation opportunities and employee benefits provided to such Company Employee, in the aggregate, immediately prior to the Effective Time, for the period of time during the Continuation Period in which each such Continuing Employee is employed by the Company or an Affiliate of the Company. Notwithstanding the foregoing, with respect to equity based long-term incentive compensation, Parent or its Subsidiaries may provide equity based long-term incentive compensation to the Company Employees in accordance with (and in a manner no less favorable than) its incentive objectives with respect to Parent’s and its Subsidiaries’ employees, and any such equity based long-term incentive compensation shall be included in determining whether the long-term incentive compensation opportunities set forth above have been provided as required.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any Company Plan which is analogous to a New Plan and in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Furthermore, to the extent a Company Employee or a “Company Retired Employee” (as defined below) becomes eligible to participate in Parent’s or its Subsidiaries’ retiree medical plan, for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the retiree medical plan of Parent and its Subsidiaries, each (i) Company Employee and (ii) former employee of the Company or any of its Subsidiaries whose employment with the Company or any of its Subsidiaries ended as a result of such former employee’s retirement and who is eligible to participate in the Company’s retiree medical plan as of the Effective Time (which, for the avoidance of doubt, will include any such individuals who waived participation in such retiree medical plan but are still eligible, pursuant to the terms of such retiree medical plan as in effect on the date hereof, to participate in such plan) (the “Company Retired Employees”), shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee or Company Retired Employee was entitled, immediately before the Effective Time, to credit for such service under the Company’s retiree medical plan as of the Effective Time. Parent shall, or shall cause an Affiliate to, provide postretirement medical benefits (including the employer contribution toward the cost of such postretirement medical benefits) to Eligible Retirees (as defined below) that (A) during the Continuation Period are no less favorable than those provided under the Company’s postretirement medical program in effect as of the date of the Agreement (the “Company Retiree Health Plan”) and (B) following the Continuation Period are no less favorable than those provided to similarly situated, as applicable, employees and retirees who participate in the post-retirement programs of Parent or its Subsidiaries (other than the Surviving Corporation). “Eligible Retirees” means Company Retired Employees and Company Employees who are or become eligible to participate in the Company Retiree Health Plan as in effect on January 1, 2016 during or after the Continuation Period. In addition, and without limiting the generality of the foregoing, (1) Parent shall, or cause an Affiliate to, cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (2) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (or, in the case of a New Plan that is insured by a third party insurance company, shall use commercially reasonable efforts to cause such insurance company to cause) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall, or cause an Affiliate to, cause (or, in the case of a New Plan that is insured by a third party insurance company, shall use commercially reasonable efforts to cause such insurance company to cause) any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such analogous New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to assume, honor, and continue all obligations under the Company Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time (including the Executive Change of Control Agreements), and the Transactions shall be deemed to constitute a “change in control,” “change of control,” “corporate transaction” or similar words to such effect under all such Company Plans, arrangements or agreements.

(d) To the extent that the Effective Time occurs (i) in 2018 or (ii) following the end of the 2018 performance period with respect to the Company’s Annual Incentive Plans or any other applicable annual bonus plan, but, in each case, prior to payment of the bonuses for such 2018 performance period, Parent shall cause the Surviving Corporation to pay to each Company Employee the bonus to which the Company Employee would be entitled for such 2018 performance period based on actual performance, with such payment to occur no later than March 15, 2019, consistent with past practice. In addition, in the event that the Effective Time occurs in 2019, Parent shall cause the Surviving

Corporation to pay to each Company Employee any bonus that such Company Employee would be entitled to receive under the Company’s Annual Incentive Plans and any other applicable annual bonus plan for the 2019 performance period based on such Company Employee’s actual performance for such 2019 performance period, with such payment to occur no later than March 15, 2020, consistent with past practice.

(e) Notwithstanding anything to the contrary in this Section 5.11, with respect to all employment terms and conditions affecting Company Employees covered by a CBA, as applicable, Parent shall or shall cause US Parent to: (1) assume any liabilities or obligations contained in the CBAs; and (2) provide, or shall cause to be provided, to such Company Employees terms and conditions of employment, including all compensation and benefits, as required by the applicable CBAs.

(f) Effective as of the Effective Time, Parent shall cause the Surviving Corporation to implement the executive retention program for the executives listed on Section 5.11(f) of the Parent Disclosure Schedule on the terms set forth therein.

(g) Notwithstanding anything to the contrary herein, the provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any Company Plans, and no Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof including in respect of continued employment (or resumed employment). Nothing contained herein shall alter the at-will employment relationship of any Company Employee.

Section 5.12 Merger Sub and Surviving Corporation.

(a) Parent and US Parent shall take or cause to be taken all actions necessary to (i) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (ii) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. Prior to the Effective Time, US Parent and Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions or the Restructuring.

(b) In the event that Parent, US Parent and Merger Sub determine to effect the Restructuring, the Company agrees to provide reasonable cooperation to Parent, US Parent and Merger Sub, upon request, in connection with the implementation of the Restructuring; provided that any obligation to cooperate shall be limited to the same extent provided under Section 5.15(b); provided, further, that in no event shall the failure to comply with this Section 5.12(b) give rise to a failure of the condition in Section 6.2(b) to be satisfied.

(c) Parent shall (i) promptly reimburse the Company for all reasonable and out-of-pocket costs or expenses (including reasonable and documented costs and expenses of counsel and accountants) incurred by the Company, the Subsidiaries of the Company and any of its or their Representatives in connection with any cooperation provided for in Section 5.12(b), and (ii) indemnify and hold harmless the Company, the Subsidiaries of the Company and any of its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, any cooperation provided for in Section 5.12(b) and any information used in connection therewith, unless the Company acted in bad faith or with gross negligence and other than in the case of fraud

(d) At or prior to the Effective Time, Parent shall adopt the instrument set forth in Section 5.12 of the Parent Disclosure Schedule, with regard to the matters set forth in Exhibit A and Exhibit B.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, US Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Advice of Changes. From and after the date of this Agreement until the Effective Time, each of Parent, US Parent and the Company will, to the extent not in violation of any applicable Law, promptly notify the other of (a) any circumstance, development, change, event, occurrence or effect of which it has Knowledge that has had or that would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be, or (b) any material breach of any of its representations, warranties or covenants contained in this Agreement that would reasonably be expected to give rise to a failure of any condition to the obligations of the other party or parties to effect the Merger set forth in Article VI to be satisfied, provided that (i) no such notification will affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties under this Agreement and (ii) in no event shall the failure to comply with this Section 5.14 give rise to a failure of any condition set forth in Article VI to be satisfied.

Section 5.15 Financing Cooperation.

(a) Between the date hereof and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to, and to cause the Representatives of the Company and its Subsidiaries to, provide to Parent and its Affiliates all cooperation requested by Parent and its Affiliates that is necessary, proper or advisable in connection with any financing transaction undertaken by Parent and its Affiliates in order to finance the payment of the Merger Consideration in connection with the Merger (or any other financing transaction undertaken by Parent or its Affiliates to the extent Parent or any such Affiliate is required by applicable Canadian securities laws to provide financial statement disclosure of the Company or its Subsidiaries) (the “Financing”), including: (i) participating in meetings, presentations and due diligence sessions as may be reasonably requested by Parent or its Affiliates in connection with the Financing; (ii) assisting with the preparation of any prospectuses, offering memorandums or other documentation required in connection with the Financing; (iii) furnishing Parent and its Affiliates with financial statements and related financial information for such periods as may be required in connection with the Financing, including any financial statements or other financial information that may be required to be included in any document filed under applicable Canadian securities Laws in connection therewith; (iv) furnishing Parent and its Affiliates such other information concerning the Company and its Subsidiaries as may be reasonably necessary in order to give effect to the Financing; (v) using commercially reasonable efforts to obtain accountants’ customary comfort letters and translation opinions if and as reasonably requested by Parent or its Affiliates (or banks, lenders or underwriters involved in any such financing); and (vi) taking all actions reasonably necessary and appropriate to permit the banks, lenders or underwriters involved in any such financing to complete customary pre-closing due diligence on the Company and its Subsidiaries as is customary for transactions of a similar nature.

(b) Notwithstanding anything to the contrary contained in this Section 5.15, nothing in this Section 5.15 shall require any such cooperation to the extent that it would (i) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (ii) unreasonably interfere with the ongoing business or operations of the Company or any of the Subsidiaries of the Company, (iii) require the Company or any of the Subsidiaries of the Company to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing, (iv) require the Company or the Subsidiaries of the Company to prepare pro forma financial statements or pro forma adjustments reflecting the Financing or the Transactions (provided that the Company shall otherwise cooperate with the preparation of such pro forma financial statements and pro forma adjustments prepared by Parent), (v) require the Company, any of the Subsidiaries of the Company or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing, or (vi) require the Company or any of its Subsidiaries to cause the delivery of (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing, other than accountants’ customary comfort letters as contemplated by clause (v) of Section 5.15(a), (2) any audited financial information or any financial information prepared in accordance with Regulation S-K or Regulation S-X under the Securities Act of 1933, as amended, or any financial information, in each case, in a form not customarily prepared by the Company with respect to any period (provided, that for the avoidance of doubt, the foregoing clause (2) shall not be relied upon to prevent the Company or any of its Subsidiaries from delivering its year-end audited financial statements or quarterly unaudited financial statements to the extent Parent or any of its Affiliates is required by applicable Canadian securities laws to provide financial statement disclosure of the Company or its Subsidiaries) or (3) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days, or sixty (60) days in the case of an annual period, prior to the date of such request.

(c) Parent shall (i) promptly reimburse the Company for all reasonable and out-of-pocket costs or expenses (including reasonable and documented costs and expenses of counsel and accountants) incurred by the Company, the Subsidiaries of the Company and any of its or their Representatives in connection with any cooperation provided for in this Section 5.15, and (ii) indemnify and hold harmless the Company, the Subsidiaries of the Company and any of its and their Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including fees and expenses of counsel and accountants) or settlement payment incurred as a result of, or in connection with, any cooperation provided for in this Section 5.15 or the Financing and any information used in connection therewith, unless the Company acted in bad faith or with gross negligence and other than in the case of fraud.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and each of the Required Statutory Approvals shall have been obtained at or prior to the Effective Time (the termination or expiration of such waiting periods and extensions thereof, together with the obtaining of the Required Statutory Approvals, the “Regulatory Approvals”), and such Regulatory Approvals shall have become Final Orders.

(c) No Injunctions. No Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent, US Parent and Merger Sub. The obligations of Parent, US Parent and Merger Sub to effect the Closing are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.6(b) and Section 3.19) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), except where the failure to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect; (ii) each of the representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct, except where the failure of any such representation or warranty to be true and correct would be de minimis; (iii) each of the representations and warranties of the Company set forth in Section 3.3(a) and Section 3.19 shall be true and correct in all material respects; and (iv) the representations and warranties set forth in Section 3.6(b) shall be true and correct in all respects; in the case of each of clause (i), (ii), (iii) and (iv), as of the Effective Time as though made at and as of the Effective Time (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date).

(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, no circumstance, development, change, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, shall have occurred and be continuing.

(e) Absence of Burdensome Condition. The Final Orders with respect to the Regulatory Approvals shall not impose or require any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any Remedial Actions) that, individually or in the aggregate, constitute a Burdensome Condition.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Closing is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, US Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty is expressly made as of a specified date, in which case such representation and warranty shall be true and correct as of such specific date), except where the failure to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants and Agreements of Parent, US Parent and Merger Sub. Parent, US Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent, US Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated on or before September 30, 2018 (the “End Date”); provided that if, prior to the End Date, all of the conditions to the Closing set forth in Article VI have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any condition set forth in Section 6.1(b), Section 6.1(c), or Section 6.2(e)), either the Company or Parent may, prior to 5:00 p.m. Pacific time on the End Date, extend the End Date to a date that is not later than six (6) months after the End Date (and if so extended, such later date shall then, for all purposes under this Agreement, be the “End Date”); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 7.1(b)(i) if it (or, in the case of Parent, US Parent or Merger Sub) is in breach of this Agreement and such breach has primarily caused or resulted in either (1) the failure to satisfy the conditions to its obligations to consummate the Closing set forth in Article VI prior to the End Date or (2) the failure of the Closing to have occurred by the End Date; or

(ii) if any Law having the effect set forth in Section 6.1(c) shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and shall be in full force and effect and, in the case of any Judgment (each, a “Restraint”), shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Company or Parent if the issuance of such final, non-appealable Restraint was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, including pursuant to Section 5.4; or

(iii) if the Company Shareholder Approval contemplated by this Agreement shall not have been obtained at the Company Shareholders Meeting duly convened (including any adjournments or postponements thereof); or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent, US Parent or Merger Sub is then in material breach of this Agreement; or

(ii) if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) if the Company Shareholder Approval shall have been obtained; or

(d) by the Company:

(i) if Parent, US Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Parent, US Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of this Agreement; or

(ii) prior to the receipt of the Company Shareholder Approval, if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change with respect to a Superior Proposal in accordance with Section 5.3 and shall have approved, and substantially concurrently with the termination hereunder, the Company shall have entered into, a Company Acquisition Agreement with respect to such Superior Proposal; provided that such termination pursuant to this Section 7.1(d)(ii) shall not be effective and the Company shall not enter into any such Company Acquisition Agreement, unless the Company has paid the Company Termination Fee to Parent or causes the Company Termination Fee to be paid to Parent substantially concurrently with such termination in accordance with Section 7.3; (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no further force or effect (other than Section 5.6(b), this Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, US Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein), no party hereto shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement prior to such termination that gave rise to the failure of a condition set forth in Article VI. The Confidentiality Agreement shall survive in accordance with its terms following termination of this Agreement (as modified pursuant to Section 5.6(b)). Without limiting the meaning of a willful and material breach, the parties hereto acknowledge and agree that any failure by a party hereto to consummate the Merger and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a willful and material breach of this Agreement.

Section 7.3 Termination Fees.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee substantially concurrently with the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee within two (2) Business Days of such termination.

(c) In the event that (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (B) by Parent pursuant to Section 7.1(c)(i) (solely with respect to a breach or failure to perform a covenant), (ii) a Takeover Proposal shall have been publicly disclosed or made to the Company after the date hereof and not publicly withdrawn (x) in the case of termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i), prior to the date of such termination, or (y) in the case of termination pursuant to Section 7.1(b)(iii), prior to the date of the Company Shareholders Meeting, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company enters into a Company Acquisition Agreement or consummates a Takeover Proposal (provided that for purposes of clause (iii) of this Section 7.3(c), the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid as directed by Parent the Company Termination Fee on the earlier of the date of entry into such Company Acquisition Agreement and the date of consummation of such transaction.

(d) For purposes of this Agreement, “Company Termination Fee” shall mean an amount equal to $103,000,000.

(e) Parent shall pay or cause to be paid to the Company a fee of $103,000,000 in cash (the “Parent Termination Fee”) if:

(i) this Agreement is terminated by Parent or the Company:

(A) pursuant to Section 7.1(b)(i) and, at the time of such termination, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (in the case of Section 6.1(c), if and only if the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals), shall have not been satisfied; or

(B) pursuant to Section 7.1(b)(ii) (if, and only if, the applicable Restraint giving rise to such termination arises in connection with the Regulatory Approvals); or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) because of a failure by Parent, US Parent or Merger Sub to comply with their obligations under Section 5.4;

provided that, at the time of any such termination described in clause (i) or (ii) of this Section 7.3(e), the conditions to the Closing set forth in Section 6.1(a) and Section 6.2 (other than Section 6.2(c) and Section 6.2(e)) shall have been satisfied or waived (except for any such conditions that have not been satisfied as a result of a breach by Parent, US Parent or Merger Sub of its respective obligations under this Agreement).

Parent shall pay or cause to be paid the Parent Termination Fee to the Company (to an account designated in writing by the Company) no later than two (2) Business Days after the date of the applicable termination.

(f) Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that if this Agreement is terminated under circumstances in which the Company is obligated to pay the Company Termination Fee under this Section 7.3 and the Company Termination Fee is paid, the payment of the Company Termination Fee and any costs, expenses and interest pursuant to Section 7.3(h) shall be the sole and exclusive remedy available to Parent, US Parent and Merger Sub with respect to this Agreement and the Transactions, and, upon payment of the Company Termination Fee pursuant to this Section 7.3 and any costs, expenses and interest pursuant to Section 7.3(h), the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to Parent, US Parent, Merger Sub or any of their respective Affiliates or Representatives. In no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that if this Agreement is terminated under circumstances in which Parent is obligated to pay or cause to be paid the Parent Termination Fee under this Section 7.3 and the Parent Termination Fee is paid, the payment of the Parent Termination Fee and any costs, expenses and interest pursuant to Section 7.3(h) shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transactions, and, upon payment of the Parent Termination Fee pursuant to this Section 7.3 and any costs, expenses and interest pursuant to Section 7.3(h), Parent, US Parent and Merger Sub (and their Affiliates and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the Transactions to the Company or any of their respective Affiliates or Representatives.

(g) Any amount that becomes payable pursuant to Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(h) Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 7.3 are integral parts of the Transactions and that, without these agreements, Parent, US Parent and Merger Sub, on the one hand, and the Company, on the other hand, would not enter into this Agreement. Each of the parties hereto further acknowledges and agrees that payment of the Company Termination Fee and Parent Termination Fee, as applicable, if, as and when required pursuant to this Section 7.3, shall not constitute a penalty but rather will constitute liquidated damages, in a reasonable amount that will compensate the party hereto receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, (i) if Parent fails to pay the Parent Termination Fee pursuant to Section 7.3(e) when due, and, in order to obtain such payment, the Company commences a Claim that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company, together with the Parent Termination Fee, the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, and interest on the Parent Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made, or (ii) if the Company fails to pay the Company Termination Fee pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c) when due, and, in order to obtain such payment, Parent commences a Claim that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, and interest on the Company Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms (as modified in Section 5.6(b)) or (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as otherwise provided in Section 5.8, Section 7.3 and Section 8.14, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party hereto incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that (a) following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval and (b) after the Effective Time, this Agreement may not be amended or supplemented in any respect.

Section 8.4 Waiver. At any time prior to the Effective Time, any party hereto may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party hereto with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, US Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts, including by electronic means (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement), and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties hereto.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and any exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) the rights of the Company’s shareholders and holders of RSUs and Performance Awards to receive the Merger Consideration and payments pursuant to Article II, respectively, (ii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent, US Parent or Merger Sub’s willful and material breach of this Agreement, in which event the damages recoverable by the Company for itself and on behalf of its shareholders (without duplication) shall be determined by reference to the total amount that would have been recoverable by the holders of the Company Common Stock (including “lost premium” and time value of money) if all such holders brought an action against Parent, US Parent and Merger Sub and were recognized as intended third party beneficiaries hereunder, which right is hereby acknowledged and agreed by Parent, US Parent and Merger Sub and (iii) the provisions of Section 5.8.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that matters related to the fiduciary obligations of the Company Board and matters that are specifically required by the WBCA in connection with the Transactions shall be governed by the laws of the State of Washington.

(b) Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such suit, action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party hereto to effect service of process on any other party hereto by any other legally available method.

Section 8.9 Specific Enforcement. The parties hereto agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties hereto agree that, if for any reason Parent, US Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. If any party hereto brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and ten (10) Business Days following the date on which such Claim is fully and finally resolved.

Section 8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Notices. All notices, requests and other communications to any party hereto hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), e-mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent, US Parent or Merger Sub, to:

Hydro One Limited

483 Bay Street

South Tower, 8th Floor

Toronto, Ontario M5G 2P5

Attention: James Scarlett, Executive Vice President and Chief Legal Officer

Facsimile: (416) 345-1366

Email: jscarlett@hydroone.com

with a copy (which shall not constitute notice) to:

Bracewell LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:   John G. Klauberg

            Frederick J. Lark

            Elena V. Rubinov

Facsimile:   (800) 404-3970

Email:         john.klauberg@bracewell.com

            fritz.lark@bracewell.com

            elena.rubinov@bracewell.com

If to the Company, to:

Avista Corporation

1411 East Mission Avenue

Spokane, Washington 99220

Attention: Marian Durkin, Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Facsimile: (509) 495-4361

Email: marian.durkin@avistacorp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

655 Fifteenth Street, N.W.

Washington, D.C. 20005

Attention:   George P. Stamas

            Alexander D. Fine

            Brendan J. Reed

Facsimile:   (202) 879-5200

Emails:       gstamas@kirkland.com

            alexander.fine@kirkland.com

            brendan.reed@kirkland.com

or such other address, e-mail or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement (which need not prohibit the making of a Takeover Proposal) that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Accumulated Dividends” shall mean all dividends declared by the Company with respect to shares of Company Common Stock, and all dividend equivalent payments, in each case, relating to RSUs and Performance Awards that have been accumulated or retained by the Company until the vesting or settlement of such awards.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Incentive Plans” shall mean the Company’s annual cash incentive compensation plans and arrangements, whether payable annually, quarterly or otherwise.

“Antitrust Laws” shall have the meaning set forth in Section 5.4(a).

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(d).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“BofA Merrill Lynch” shall have the meaning set forth in Section 3.17.

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Burdensome Condition” shall mean any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions (including any Remedial Action) that, in the aggregate, would have or would be reasonably likely to have, a material adverse effect on the financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole and after giving effect to the Merger; provided that, for this purpose, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size and scale of the Company and its Subsidiaries, taken as a whole as of immediately prior to the Effective Time; and provided, further, that any such undertakings, terms, conditions, liabilities, obligations, commitments or sanctions shall not constitute or be taken into account in determining whether there has been or is such a material adverse effect to the extent such undertakings, terms, conditions, liabilities, obligations, commitments or sanctions are described in Section 1.6(a), Section 1.7 or Exhibit B attached hereto.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in Spokane, Washington are authorized or required by Law to be closed.

“CBA” shall have the meaning set forth in Section 3.16(a).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” shall mean any of the following with respect to the Transactions: (a) the parties shall have received written notice from CFIUS that review under Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565) (“Section 721”) has been concluded and that either the Transactions do not constitute a “covered transaction” under Section 721 or there are no unresolved national security concerns; (b) an investigation shall have been commenced after the initial 30-day review period and CFIUS shall have determined to conclude all action under Section 721 without sending a report to the President of the United States (the “President”), and the parties shall have received notice from CFIUS that all action under Section 721 is concluded, and there are no unresolved national security concerns; or (c) CFIUS shall have sent a report to the President requesting the President’s decision and the President shall have announced a decision not to take any action to suspend or prohibit the Transactions, or the time permitted by Section 721 for such action (15 days from the date the President received such report) shall have elapsed without the President taking any action to suspend or prohibit the Transactions.

“Claim” shall have the meaning set forth in Section 5.8(a).

“Clayton Act” shall mean the Clayton Act of 1914, as amended.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Agreement” shall have the meaning set forth in Section 5.3(c).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Company Board” shall have the meaning set forth in the recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 3.3(a).

“Company Charter Documents” shall have the meaning set forth in Section 1.5.

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Disclosure Schedule” shall have the meaning set forth in the Article III.

“Company Employee” shall have the meaning set forth in Section 5.11(a).

“Company Intervening Event” shall mean any circumstance, development, change, event, occurrence or effect that (1) is unknown to or by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which are not known by the Company Board as of the date of this Agreement) and (2) becomes known to or by the Company Board prior to obtaining the Company Shareholder Approval; provided, however, that neither a Takeover Proposal nor any consequence thereof shall constitute a Company Intervening Event.

“Company Joint Venture” shall mean any Person that is not a Subsidiary of the Company, in which the Company owns directly or indirectly an equity interest.

“Company Material Adverse Effect” shall mean any circumstance, development, change, event, occurrence or effect that (a) has, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any circumstance, development, change, event, occurrence or effect in any of the industries or markets in which the Company or its Subsidiaries operates, including electric generation, transmission or distribution or natural gas distribution or transmission industries (including, in each case, any changes in the operations thereof or with respect to system-wide changes or developments in electric generation, transmission, or distribution or natural gas distribution or transmission systems); (ii) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (iv) any changes or developments in wholesale or retail electric power prices or any change in the price of natural gas or any other raw material, mineral or commodity used or sold by the Company or any of its Subsidiaries or in the cost of hedges relating to such prices, any change in the price of interstate electricity or natural gas transportation services or any change in customer usage patterns or customer selection of third-party suppliers for natural gas or electricity; (v) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (vi) the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent or US Parent or any communication by Parent or US Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, joint venture partners, employees or regulators; (vii) any action taken by the Company or any of its Subsidiaries that is required or permitted by the terms of this Agreement or with the consent or at the direction of Parent, US Parent or Merger Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 5.1); (viii) any change in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such change shall be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise falling within any of the exceptions set forth in clauses (a)(i) through (a)(viii) or (a)(x) through (a)(xii) of this proviso); (x) any change or effect arising from any rate cases directly related to the Company or any of its Subsidiaries; (xi) any circumstance, development, change, event, occurrence or effect that results from any shutdown or suspension of operations at any third-party facilities (including with respect to electricity, power plants) from which the Company or any of its Subsidiaries obtains natural gas or electricity and (xii) any pending, initiated or threatened Transaction Litigation, in the case of each of clauses (i) through (v), to the extent that such circumstance, development, change, event, occurrence or effect does not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the business and industries in which the Company and its Subsidiaries operate; or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with or delay the consummation by the Company of the Transactions.

“Company Material Contract” shall have the meaning set forth in Section 3.15(a).

“Company Pension Plan” shall have the meaning set forth in Section 3.10(a).

“Company Permits” shall have the meaning set forth in Section 3.8.

“Company Plans” shall mean (a) each “employee benefit plan” (as such term is defined in section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability and (b) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability, other than, in the case of (a) and (b), a Multiemployer Plan.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Retired Employees” shall have the meaning set forth in Section 5.11(b).

“Company Retiree Health Plan” shall have the meaning set forth in Section 5.11(b).

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Shareholder Approval” shall have the meaning set forth in Section 3.19.

“Company Shareholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Company Stock Plans” shall mean the Company’s Long-Term Incentive Plan, as amended and restated, and any other equity compensation plan or arrangement of the Company.

“Company Termination Fee” shall have the meaning set forth in Section 7.3(d).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Continuation Period” shall have the meaning set forth in Section 5.11(a).

“Contract” means any contract, subcontract, agreement, commitment, note,, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Converted RSU” shall have the meaning set forth in Section 2.3(b).

“Dissenting Shareholder” shall have the meaning set forth in Section 2.1(d).

“Dissenting Shareholder Shares” shall have the meaning set forth in Section 2.1(d).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Eligible Retirees” shall have the meaning set forth in Section 5.11(b).

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature; provided that a license of, or covenant with respect to, Intellectual Property shall not constitute an Encumbrance.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” shall mean all Laws relating to workplace safety or health, safety in respect of the transportation, storage and delivery of natural gas, pollution or protection of the environment, natural resources or endangered or threatened species, including Laws imposing liability for, or standards of conduct with respect to, the exposure to, or Releases or threatened Releases of, hazardous materials, substances or wastes, as the foregoing are enacted or in effect on or prior to Closing.

“Equity Securities” shall have the meaning set forth in Section 3.2(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean each corporation or trade or business that is treated as a single employer with the Company pursuant to Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the closing price per share of common stock of Parent on the TSX on the Closing Date, converted into U.S. dollars using the reported Bank of Canada noon spot exchange rate on the Closing Date (or as reported by such other authoritative source mutually selected by the Company and Parent).

“Executive Change of Control Agreements” means those certain Change of Control Agreements, by and between the Company and certain executive officers of the Company, as set forth in Section 8.13(EC) of the Company Disclosure Schedule.

“FCC” shall mean the Federal Communications Commission.

“FCC Approval” shall mean FCC consent pursuant to Section 310 of the Communications Act of 1934, as amended, over the transfer of control of FCC licenses that would result from the Merger.

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914, as amended.

“FERC” shall mean the Federal Energy Regulatory Commission.

“FERC Approval” shall mean FERC authorization of the Merger pursuant to Section 203 of the Federal Power Act of 1935, as amended.

“Final Order” shall mean a Judgment by the relevant Governmental Authority that (i) is not then reversed, stayed, enjoined, set aside, annulled or suspended and is in full force and effect, and (ii) with respect to which, if applicable, any mandatory waiting period prescribed by Law applicable to such Judgment before the Merger may be consummated has expired or been terminated, and (iii) as to which all conditions precedent to the consummation of the Merger expressly set forth in such Judgment have been satisfied.

“Financing” shall have the meaning set forth in Section 5.15(a).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating or having general oversight over gas, electricity or financial markets or electric reliability, or any court arbitrator, arbitration panel or other similar judicial body.

“Hazardous Materials” shall mean any materials or substances or wastes as to which liability or standards of conduct may be imposed under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person and (e) all guarantees or other assumptions of liability for any of the foregoing.

“Indemnitee(s)” shall have the meaning set forth in Section 5.8(a).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, but, in each case, only to the extent protectable under applicable Laws, all (a) patents and patent applications, (b) registered and material unregistered trademarks, service marks, logos, corporate names, internet domain names, and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing, (c) registered and material unregistered copyrights, including copyrights in computer software, mask works and databases and (d) trade secrets and other proprietary know-how.

“IPUC” shall mean the Idaho Public Utilities Commission.

“IRS” shall mean the U.S. Internal Revenue Service.

“Judgment” shall mean a judgment, injunction, order, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge after due inquiry, as of the date of this Agreement, of the individuals listed in Section 8.13(a) of the Company Disclosure Schedule and (b) in the case of Parent, US Parent and Merger Sub, the actual knowledge after due inquiry, as of the date of this Agreement, of the individuals listed in Section 8.13(b) of the Parent Disclosure Schedule.

“Laws” shall have the meaning set forth in Section 3.8.

“Liens” shall mean any pledges, liens, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“MPSC” shall mean the Public Service Commission of the State of Montana.

“Multiemployer Plan” shall mean any plan defined in Sections 3(37) and 4001(a)(3) of ERISA subject to Title IV of ERISA to which Company or its ERISA Affiliates makes contributions.

“New Plans” shall have the meaning set forth in Section 5.11(b).

“Notice of Intervening Event Recommendation Change” shall have the meaning set forth in Section 5.3(d)(ii).

“Notice of Superior Proposal Recommendation Change” shall have the meaning set forth in Section 5.3(d)(i).

“NYSE” shall mean the New York Stock Exchange.

“Old Plans” shall have the meaning set forth in Section 5.11(b).

“OPUC” shall mean the Public Utility Commission of Oregon.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in Article IV.

“Parent LTIP” shall have the meaning set forth in Section 2.3(b).

“Parent Material Adverse Effect” shall mean any change, circumstance, development, event, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the ability of Parent, US Parent or Merger Sub to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay the consummation by Parent, US Parent or Merger Sub, of the Transactions.

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(e).

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Performance Award” shall mean a performance award outstanding under the Company Stock Plans that represents the right to receive a payment in cash or shares of Company Common Stock.

“Performance Award Amount” shall have the meaning set forth in Section 2.3(a).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and (b) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that (i) are not substantial in character, amount or extent in relation to the applicable real property and (ii) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlord’s and similar Liens granted or which arise in the ordinary course of business, (c) Liens reflected in the Company SEC Documents, (d) Permitted Encumbrances, (e) Liens permitted under or pursuant to any Contracts relating to Indebtedness and (f) such other Liens that would not have a Company Material Adverse Effect.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act or the securities laws of Canada), including a Governmental Authority.

“Prime Rate” shall mean, as of any determination date, the rate per annum published in the The Wall Street Journal as the prime lending rate prevailing as of such date.

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“RCA” shall mean the Regulatory Commission of Alaska.

“Regulatory Approvals” shall have the meaning specified in Section 6.1(b).

“Regulatory Filings” shall mean any filings under applicable state or federal Laws specifically governing the regulation of public utilities, dam safety or pipeline safety.

“Release” shall mean any spill, emission, discharge, leaking, pumping, injection, pouring, deposit, disposal, dumping, leaching or migration into or through the environment of any Hazardous Materials.

“Remedial Action” shall have the meaning set forth in Section 5.4(d).

“Representatives” shall mean, with respect to any Person, the professional (including financial) advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such Person or any of its controlled Affiliates, together with directors, officers, employees, agents and representatives of such Person and its Subsidiaries.

“Required Statutory Approvals” shall have the meaning set forth in Section 3.4.

“Restraint” shall have the meaning set forth in Section 7.1(b)(ii).

“Restructuring” shall mean the transactions relating to the restructuring of the ownership of Merger Sub such that it will become an indirect, wholly owned Subsidiary of US Parent, as further described in Section 4.5 of the Parent Disclosure Schedule, and, with the written consent of the Company (not to be unreasonably withheld), such other transactions relating to the restructuring of the ownership of Merger Sub as Parent may reasonably request in order to facilitate Parent’s internal financing arrangements associated with the Transactions.

“Rights of Way” shall have the meaning set forth in Section 3.14(b).

“RSU” shall mean a restricted stock unit outstanding under any Company Stock Plan that represents the right to receive a payment in cash or shares of Company Common Stock.

“RSU Agreement” shall have the meaning set forth in Section 2.3(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a limited partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For the avoidance of doubt, the Company Joint Ventures are not Subsidiaries of the Company.

“Superior Proposal” shall have the meaning set forth in Section 5.3(g).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Proposal” shall have the meaning set forth in Section 5.3(f).

“Takeover Statute” shall have the meaning set forth in Section 3.13.

“Tax Returns” shall have the meaning set forth in Section 3.9(b).

“Taxes” shall have the meaning set forth in Section 3.9(b).

“Transaction Litigation” shall have the meaning set forth in Section 5.9.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the Financing.

“TSX” shall mean the Toronto Stock Exchange.

“Union” shall have the meaning set forth in Section 3.16(a).

“US Parent” shall have the meaning set forth in the Preamble.

“Washington Secretary of State” shall have the meaning set forth in Section 1.3.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state or local laws related to plant closings or mass layoffs.

“WBCA” shall have the meaning set forth in the recitals.

“WUTC” shall mean the Washington Utilities and Transportation Commission.

Section 8.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by Parent, US Parent and Merger Sub when due and shall not be a liability of holders of Company Common Stock.

Section 8.15 Interpretation.

(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Include. Whenever the words “include”, “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(f) Hereof; Defined Terms. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.

(g) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(h) Persons. References to a Person are also to its successors and permitted assigns.

(i) Exhibits and Disclosure Schedules. Any exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof. The Company may include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any capitalized term used in any exhibit or any Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(j) Construction. Each of the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(k) Actions of the Surviving Corporation After the Effective Time. For the purposes of this Agreement, any covenant or agreement by Parent or US Parent to cause the Surviving Corporation to take any action, refrain from taking any action, or otherwise make any decision or determination following the Effective Time, shall mean that Parent and US Parent shall have an obligation to cause the Parent Affiliate that is the sole shareholder of the Surviving Corporation to exercise its rights as the sole shareholder of the Surviving Corporation, to the extent consistent with the organizational documents of the Surviving Corporation, to approve or otherwise support the taking of such action, the refraining from taking such action or the making of such decision or determination, but not to ultimately cause the taking of such action, the refraining from taking such action or the making of such decision or determination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AVISTA CORPORATION

By:
Name: Scott Morris
Title: Chairman, President and Chief Executive Officer

HYDRO ONE LIMITED

By:
Name: Mayo Schmidt
Title: President and Chief Executive Officer

OLYMPUS HOLDING CORP.

By:
Name: Mayo Schmidt
Title: President and Chief Executive Officer

OLYMPUS CORP.

By:
Name: Mayo Schmidt
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

GOVERNANCE REQUIREMENTS

The articles of incorporation and bylaws of the Surviving Corporation, as may be amended from time to time, shall provide for the following:

1.	the board of directors of the Surviving Corporation (the “Subsidiary Board”) shall consist of nine (9) members, determined as follows: (i) two (2) directors designated by the sole shareholder of the Surviving Corporation (“Sole Shareholder”) who are executives of Parent or any of its Subsidiaries; (ii) three (3) directors who are not officers, employees or directors (other than as an independent director of the Surviving Corporation) of Parent or any of its Affiliates and who are residents of the Pacific Northwest region, to be designated by Sole Shareholder (collectively, the directors designated in clauses (i) and (ii) hereof, the “Sole Shareholder Designees”); (iii) three (3) directors who as of immediately prior to the Effective Time are members of the Board of Directors of the Company, including the Chairman of the Board of Directors of the Company (if such person is different from the Chief Executive Officer of the Surviving Corporation); and (iv) the Chief Executive Officer of the Surviving Corporation (collectively, the directors designated in clauses (iii) and (iv) hereof, the “Company Designees”), and (x) the initial Chairman of the Board of Directors of the Surviving Corporation shall be the Chief Executive Officer of the Company as of the time immediately prior to the Effective Time for a one year term and (y) if any Company Designee resigns, retires or otherwise ceases to serve as a director of the Surviving Corporation for any reason, the remaining Company Designees shall have the sole right to nominate a replacement director to fill such vacancy, and such person shall thereafter become a Company Designee;

2.	Sole Shareholder shall have the unfettered right to designate, remove and replace the Sole Shareholder Designees as directors of the Surviving Corporation with or without cause or notice at its sole discretion, subject to the requirement that (i) two (2) of such directors are executives of Parent or any of its Subsidiaries and (ii) three (3) of such directors are not officers, employees or directors (other than as an independent director of the Surviving Corporation) of Parent or any of its Affiliates and who are residents of the Pacific Northwest region, while such requirement is in effect (subject in the case of clause (ii) hereof to Sole Shareholder determining, in good faith, that it is not able to appoint a non-employee resident of the Pacific Northwest region in a timely manner, in which case Sole Shareholder may replace any such director with an employee of Parent or any of its Subsidiaries on an interim basis, not exceeding six months, after which time Sole Shareholder shall replace such interim director with a non-employee resident of the Pacific Northwest region);

3.	following the initial one year term of the Chairman of the Board of the Surviving Corporation, Sole Shareholder shall have the right to designate the Chairman of the Board of the Surviving Corporation, including electing to continue the term of the initial Chairman of the Board of the Surviving Corporation;

4.	at all times, the chief executive officers of the Surviving Corporation and Parent shall be members of the Subsidiary Board, unless otherwise determined by Sole Shareholder;

5.	not less than three (3) business days’ notice shall be required to call a meeting of the Subsidiary Board and such notice shall include an agenda of all items of business to be addressed or subject to decision at such meeting of the Subsidiary Board, unless such notice requirement or agenda requirement is expressly waived by Sole Shareholder in writing; and

6.	a quorum of the Subsidiary Board shall require (i) at least five (5) directors and (ii) that the number of Sole Shareholder Designees in attendance be equal to or greater than the number of Company Designees in attendance, and shall include at least one Parent Designee who is an executive of Parent or any of its Subsidiaries.

EXHIBIT B

POST-CLOSING MATTERS

Operational Commitments

1.	Maintain (a) the Surviving Corporation’s headquarters in Spokane, Washington; (b) the Surviving Corporation’s office locations in each of its other service territories, and (c) no less of a significant presence in the immediate location of each of such office locations than what the Company and its subsidiaries maintained immediately prior to the Effective Time;

2.	maintain the Surviving Corporation’s and its Subsidiaries’ brand and establish the plan for the operation of the business of the Surviving Corporation and its Subsidiaries;

3.	maintain at least the Surviving Corporation’s and its Subsidiaries’ existing levels prior to the Effective Time of community involvement and support initiatives in the existing service territories of the Surviving Corporation and its Subsidiaries;

4.	maintain a $4,000,000 annual budget for charitable contributions by the Surviving Corporation, make a $7,000,000 initial contribution to the Surviving Corporation’s charitable foundation at or promptly following the Effective Time and make a $2,000,000 annual contribution to the Surviving Corporation’s charitable foundation;

5.	maintain at least the Surviving Corporation’s and its Subsidiaries’ existing levels of economic development as of the Effective Time, including the ability of the Surviving Corporation to spend operations and maintenance funds to support regional economic development and related strategic opportunities in a manner consistent with the past practices of the Surviving Corporation and its Subsidiaries;

6.	maintain the Surviving Corporation’s and its Subsidiaries’ existing levels as of the Effective Time of capital allocations for capital investment in strategic and economic development items, including property acquisitions in the university district, support of local entrepreneurs and seed-stage investments;

7.	continue development and funding of the Surviving Corporation’s and its Subsidiaries’ existing and future innovation activities; and

8.	maintain the Surviving Corporation’s and its Subsidiaries’ safety and reliability standards and policies and service quality measures in a manner that is substantially comparable to, or better than, those currently maintained as of the Effective Time by the Company and its Subsidiaries.

Governance Matters

1.	Retain the Surviving Corporation’s existing executive management team to manage the Surviving Corporation’s business;

2.	cause the board of directors of the Surviving Corporation (the “Subsidiary Board”) to consist of nine (9) members, determined as follows: (i) two (2) directors designated by the sole shareholder of the Surviving Corporation (“Sole Shareholder”) who are executives of Parent or any of its Subsidiaries; (ii) three (3) directors who are not officers, employees or directors (other than as an independent director of the Surviving Corporation) of Parent or any of its Affiliates and who are residents of the Pacific Northwest region, to be designated by Sole Shareholder (collectively, the directors designated in clauses (i) and (ii) hereof, the “Sole Shareholder Designees”); (iii) three (3) directors who as of immediately prior to the Effective Time are members of the Board of Directors of the Company, including the Chairman of the Board of Directors of the Company (if such person is different from the Chief Executive Officer of the Surviving Corporation); and (iv) the Chief Executive Officer of the Surviving Corporation (collectively, the directors designated in clauses (iii) and (iv) hereof, the “Company Designees”), and (x) the initial Chairman of the Board of Directors of the Surviving Corporation shall be the Chief Executive Officer of the Company as of the time immediately prior to the Effective Time for a one year term and (y) if any Company Designee resigns, retires or otherwise ceases to serve as a director of the Surviving Corporation for any reason, the remaining Company Designees shall have the sole right to nominate a replacement director to fill such vacancy, and such person shall thereafter become a Company Designee; and

3.	maintain the composition of the Subsidiary Board (including regional representation) and the appointment of the Chairman of the Subsidiary Board in accordance with paragraph 2 immediately above.

Additional Matters

1.	Negotiate, enter into, modify, amend, terminate or agree to changes in any collective bargaining agreement or any other Company Material Contract with any labor organizations, union employees or their representatives;

2.	maintain compensation and benefits related practices consistent with the requirements of the Merger Agreement; and

3.	maintain the dues paid by the Surviving Corporation to various industry trade groups and membership organizations.

The authority of the Subsidiary Board to make decisions with respect to the foregoing matters includes the authority to amend the foregoing commitments if the Subsidiary Board determines by special resolution requiring the approval of 2/3 of the directors that an amendment would be in the best interest of the Surviving Corporation, taking into account relevant regulatory considerations.

APPROVAL REQUIREMENTS

Operational Matters

Approval of Sole Shareholder shall be required for any decision to:

1.	enter into any agreement with respect to, or otherwise enter into any merger, consolidation, amalgamation, share purchase or other business combination transaction, or any sale of all or substantially all of the assets of the Surviving Corporation;

2.	take any action that would reasonably be expected to lead to or result in (i) a material change in the nature of the business of the Surviving Corporation or any of its Subsidiaries or (ii) the carrying out by the Surviving Corporation or any of its Subsidiaries of any business other than its current business as of the Effective Time;

3.	take any steps to wind up, terminate or dissolve the corporate existence of the Surviving Corporation or any of its Subsidiaries;

4.	declare, pay or withhold any distribution or dividend;

5.	make any change to director, officer or employee compensation or any aspects thereof, such as amount, mix, form, timing etc., that would be inconsistent with current market standards and practices; and

6.	make any commitment or enter into any agreement to do any of the foregoing.

Governance and Organizational Matters

1.	repeal, replace or amend in any respect the articles of incorporation, bylaws, or other organizational documents of the Surviving Corporation or any of its Subsidiaries;

2.	increase or otherwise amend or change the authorized or issued capital of the Surviving Corporation or any of its Subsidiaries;

3.	make any change to the number of directors that constitute the full board of directors of the Surviving Corporation;

4.	hire, dismiss or replace the Chief Executive Officer of the Surviving Corporation; and

5.	make any commitment or enter into any agreement to do any of the foregoing.